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                                                                    EXHIBIT 5.01

                                 March 29, 1999

Temple-Inland Inc.
303 South Temple Drive
Diboll, Texas 75941

     Re: Registration Statement on Form S-4
         Reg. No. 333-71699

Ladies and Gentlemen:

     I am General Counsel of Temple-Inland Inc., a Delaware corporation (the "Company"). This opinion is being furnished to you in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 1,216,470 shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock") in connection with the acquisition of HF Bancorp, Inc. as more fully described in the Registration Statement.

     As counsel to the Company, I have reviewed the certificate of incorporation and bylaws of the Company and the Registration Statement, including the Agreement and Plan of Merger by and among the Company, HF Bancorp, Inc., Guaranty Federal Bank, F.S.B., and Hemet Federal Savings & Loan Association dated November 14, 1998 (the "Merger Agreement"), contained in Appendix A to the Registration Statement. In addition, I have been furnished with and examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials, and other documents, and I have had such discussions with appropriate officers of the Company as I have deemed necessary or desirable as a basis for the opinions expressed herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     I am admitted to practice law only in the State of Texas, and assume no responsibility as to the applicability to, or the effect on, the opinions expressed herein of the laws of any other jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Delaware.

     Based upon the foregoing, I am of the opinion that

          (i) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

          (ii) Upon effectiveness of the Registration Statement and the approval of the Merger Agreement by the stockholders of HF Bancorp, Inc., the issuance of the Common Stock in accordance with the terms of the Merger Agreement will be duly authorized and, when the shares of Common Stock are issued in accordance with the terms of the Merger Agreement and the Registration Statement, such shares of Common Stock will be validly issued, fully paid, and non-assessable.

     This opinion is given solely for the benefit of the Company, HF Bancorp, Inc., and the stockholders of HF Bancorp, Inc. who exchange shares of the common stock of HF Bancorp, Inc. for shares of the Common Stock issued pursuant to the Registration Statement, and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without my express written consent.
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     I hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement and to the use of my name in the prospectus contained in the Registration Statement under the caption "Validity of Temple-Inland Common Stock."

                                            Very truly yours,


                                                  /s/ M. RICHARD WARNER

                                                     M. Richard Warner

MRW:gfa